Exhibit 99.1

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) and the associated grant award information (the “Customizing Information”), is made and entered into as of the “Grant Date” specified in the Customizing Information included hereto at Exhibit A (the “Grant Date”), by and between DarioHealth Corp., a Delaware corporation (the “Corporation”), and the individual identified in the Customizing Information (the “Optionee”).

WHEREAS, the Optionee, as an employee of Twill, Inc., is being issued this Option as an inducement to their employment with the Corporation and its affiliates;

WHEREAS, the Corporation considers it desirable and in its best interests that Optionee be given an opportunity to acquire a proprietary option to purchase shares of common stock of the Corporation, par value $0.0001 per share (the “Shares”).

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, and the mutual covenants hereinafter set forth, the parties agree as follows:

1.             Definitions. The following capitalized terms have the following meanings. Other capitalized terms are defined elsewhere herein.

(a)            “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Corporation and/or (ii) to the extent provided by the Board, any person or entity in which the Corporation has a significant interest as determined by the Board in its discretion. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)            “Board” means the Board of Directors of the Corporation.

(c)            “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City, New York are authorized or obligated by federal law or executive order to be closed.

(d)            “Cause” means (i) conviction of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude or dishonesty or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Corporation or an Affiliate; (ii) participation in a fraud, misappropriation or embezzlement of Corporation and/or its Affiliate funds or property or act of dishonesty against the Corporation and/or its Affiliate; (iii) material violation of any rule, regulation, policy or plan for the conduct of (as the case may be) any director, officer, employee, member, manager, consultant or service provider of or to the Corporation or its Affiliates or its or their business (which, if curable, is not cured within five (5) Business Days after notice thereof is provided to the Optionee); (iv) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Corporation or any of its Affiliates; (v) gross negligence or willful misconduct with respect to the Corporation or an Affiliate; (vi) material violation of U.S. state, federal or other applicable (including non-U.S.) securities laws; or (vii) material breach of Optionee’s obligations under his employment agreement/offer letter with the Corporation.

(e)            “Change in Control” means (i) an acquisition (whether directly from the Corporation or otherwise) of any voting securities of the Corporation (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding Voting Securities; (ii) the individuals who constitute the members of the full Board cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting the Corporation, to constitute at least fifty-one percent (51%) of the members of the full Board; or (iii) approval by the full Board and, if required, stockholders of the Corporation of, or execution by the Corporation of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a Change in Control): (A) a merger, consolidation or reorganization involving the Corporation, where either or both of the events described in clauses (i) or (ii) above would be the result; (B) a liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, the Corporation; or (C) an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation to any Person (other than a transfer to a subsidiary of the Corporation).

(f)             “Continuous Service” means that the Optionee’s service with the Corporation or an Affiliate, whether as an employee, member of the Board, consultant or any other nonemployee relationship, is not interrupted or terminated. The Optionee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders service to the Corporation or an Affiliate as an employee, consultant, member of the Board or any other nonemployee relationship or a change in the entity for which the Optionee renders such service, provided that there is no interruption or termination of the Optionee’s Continuous Service. For example, a change in status from an employee of the Corporation to a consultant of an Affiliate or a member of the Board will not constitute an interruption of Continuous Service. The Board or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave. relocation or any other personal or family leave of absence.

(g)            “Disability” means that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability shall be determined under procedures established by the Board. The Board may rely on any determination that the Optionee is disabled for purposes of benefits under any long-term disability plan maintained by the Corporation or any Affiliate in which the Optionee participates.

(h)            “Fair Market Value” means, as of any date, the value of a Share of common stock determined as follows: (i) if the Share is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the NASDAQ Stock Market, or quoted on a national exchange or other recognized securities quotation system (such as the Nasdaq Stock Market/OTC Bulletin Board/OTCQB Market), the Fair Market Value of a Share shall be the closing sales price for such stock as quoted on such exchange, market or quotation system (or the exchange or market with the greatest volume of trading in the Shares) on the last market trading day prior to the day of determination (or the closing price on the date immediately preceding such date if no sales activity occurred on the day of determination), as reported by Bloomberg or such other source as the Board deems reliable, and (ii) in the absence of such markets for the Share, the Fair Market Value shall be determined in good faith and in accordance with applicable law by the Board and such determination shall be conclusive and binding.

2.             Grant of Option. The Corporation hereby grants to the Optionee the right and option to purchase up to an aggregate of the number of Shares shown in the Customizing Information under “Shares Granted” (subject to adjustment as provided in Section 8 hereof), on the terms and conditions set forth herein (hereinafter the “Option”). The Optionee acknowledges that the Option will not be an “incentive option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). This Option is not being issued pursuant to the Corporation’s 2020 Equity Incentive Plan (the “Plan”); provided, however, that this Option is granted as a material inducement to employment in accordance with Nasdaq Listing Rule 5635(c)(4).

3.             Exercise of Options. The vested portion of this Option shall be exercisable at the “Exercise Price” per Share shown in the Customizing Information (subject to adjustment as provided for herein) (the “Exercise Price”).

4.             Vesting of Options. Subject to the Optionee’s Continuous Service on each vesting date, the Option shall vest in accordance with the “Vesting Schedule” set forth in the Customizing Information. For purposes of calculating the number of Shares subject to the Option that shall vest on each vesting date, any resulting fraction of a Share shall be rounded up to the nearest full Share.

Subject to applicable law, the Board, in its sole discretion, shall have the power to accelerate the time at which the Option may first be exercised or the time during which the Option or any part thereof will vest.

5.             Term of the Option. The Option shall expire on the ten (10) year anniversary of the Grant Date, or upon its earlier termination as provided in this Agreement.

6.             Method of Exercising Option. The Optionee may exercise the vested portion of the Option in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice to the Corporation in the form annexed hereto as Exhibit B, together with the tender of the full purchase price of the Shares covered by the Option. The purchase price may consist of (a) cash, (b) certified or bank check payable to the order of the Corporation in the amount of the purchase price, (c) a net exercise procedure, consisting of authorization from the Optionee to the Corporation to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value (as defined below) on the date of the exercise equal to purchase price (and any withholding if so requested) for the total number of Shares as to which the Option is exercised, (d) if agreed to by the Board, a broker-assisted cashless exercise, (e) other method, property or consideration if the Board determines acceptance thereof is beneficial to the Corporation or (f any combination of the methods described in (a) through (f) above.

As soon as practicable after receipt by the Corporation of such notice and of payment in full of the purchase price of all the Shares with respect to which the Option has been exercised, a certificate or certificates ( or book entry) representing such Shares shall be issued in the name of the Optionee and shall be delivered to the Optionee. All Shares shall be issued only upon receipt by the Corporation of the Optionee’s representation that the Shares are purchased for investment and not with a view toward distribution thereof.

In the event this Option is exercised via a net exercise as set forth in Section 6(c) above, the Optionee shall deliver written notice to the Corporation as set forth above in this Section 6, in which event the Corporation shall issue to Optionee the number of Option Shares computed according to the following equation:

; where

X =	the number of Shares to be issued to the Optionee.

Y =	the Shares purchasable under this Option or, if only a portion of this Option is being exercised, the portion of the Shares being exercised.

A =	the Fair Market Value (as defined in the Plan) of one Share on the exercise date.

B =	the Exercise Price.

In the event the above formula would result in the issuance of a fractional Share of common stock, then in lieu of issuing such fractional Share, the Corporation in its sole and absolute discretion may elect to pay an amount of cash equal to the fair market value of such fractional Share as reasonably determined by the Corporation.

7.             Availability of Shares. The Corporation, during the term of this Agreement, shall keep available at all times the number of Shares required to satisfy the Option. The Corporation shall utilize its best efforts to comply with the requirements of each regulatory commission or agency having jurisdiction in order to issue to allow the Optionee to sell the Shares, with respect to the Option.

8.             Adjustments. If prior to the exercise of any portion of the Option granted hereunder the Corporation shall have effected one or more stock splits, stock dividends, consolidation, reorganization, recapitalization, reincorporation, dividend in property other than cash, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other increases or reductions of the number of its shares outstanding without receiving compensation therefor in money, services or property, the number of Shares subject to the Option hereby granted shall (a) if a net increase shall have been effected in the number of outstanding the Corporation’s Shares, be proportionately increased and the Exercise Price of the Shares issuable upon exercise of the Option shall be proportionately reduced; and (b) if a net reduction shall have been effected in the number of outstanding Shares of the Corporation’s common stock, be proportionately reduced and the Exercise Price of the Shares issuable upon exercise of the Option shall be proportionately increased. Any adjustment shall be done in accordance with Treasury Regulation Section 1.409A- 1(b)(5)(v)(D).

9.             Dissolution or Liquidation. In the event of a dissolution or liquidation of the Corporation, the Corporation shall immediately notify the Optionee of such dissolution or liquidation. The Corporation may provide the Optionee thirty (30) days to exercise all or a portion of any outstanding vested Options held by the Optionee at that time, and upon the expiration of such thirty (30) day period, all remaining outstanding Options shall terminate immediately. Alternatively, the Corporation may provide that all or any portion of any vested Option shall convert into the right to receive liquidation proceeds (if applicable, net of the Exercise Price and any applicable tax withholdings). Any adjustment shall be done in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v)(D).

10.           Change in Control.

(a)            In the event of a Change in Control, then, without the consent or action required of the Optionee:

(i)             Any surviving corporation or acquiring corporation or any parent or affiliate thereof, as determined by the Corporation in its discretion, shall assume or continue any Options outstanding under this Agreement in all or in part or shall substitute to similar stock awards in all or in part, in accordance with the requirements of Section 409A of the Code, if applicable; or

(ii)            In the event any surviving corporation or acquiring corporation does not assume or continue the Option or substitute similar awards, then vested Shares covered by the Option (including those that accelerate) shall terminate if not exercised at or prior to such Change in Control; or

(iii)           The Corporation may, in its sole discretion, accelerate the vesting, partially or in full, of the Option as the Corporation may determine to be appropriate prior to such events; or

(iv)           In the event of a Change in Control under the terms of which holders of Shares will receive upon consummation thereof a cash payment for each Share surrendered in the Change in Control (the “Acquisition Price”), the Optionee shall be provided a cash payment with respect to each vested Option held by the Optionee equal to (A) the number of Shares subject to the vested Option (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Change in Control) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the Exercise Price and any applicable tax withholdings, in exchange for the termination of such Awards.

(b)            Upon the occurrence of a Change in Control, the repurchase and other rights of the Corporation with respect to outstanding Restricted Stock (as defined below) shall inure to the benefit of the Corporation’s successor and shall, unless the determines otherwise, apply to the cash, securities or other property that the Shares were converted into or exchanged for pursuant to such Change in Control in the same manner and to the same extent as they applied to the Restricted Stock; provided, however, that the Corporation may provide for termination or deemed satisfaction of repurchase or other rights under this Agreement evidencing any Restricted Stock or any other agreement between the Optionee and the Corporation, either initially or by amendment.

(c)            Notwithstanding the above, in case of Change in Control and in the event all or substantially all of the shares of the Corporation are to be exchanged for securities of another company, then the Optionee shall be obliged to sell or exchange, as the case may be, any Shares the Optionee holds or purchased under this Agreement, in accordance with the instructions issued by the Corporation, whose determination shall be final.

(d)            Notwithstanding the above, the Corporation may, in its sole discretion, decide other terms regarding the treatment of the outstanding Option Shares in case of a Change in Control.

11.           Restrictions. The Optionee, by acceptance hereof, represents and warrants as follows:

(a)            The Option and the right to purchase Shares hereunder is personal to the Optionee and shall not be transferred to any other person, other than (i) by will or the laws of descent and distribution, or (ii) pursuant to a domestic relations order. This Option shall not be collaterally assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 11, or the levy of any attachment or similar process upon the Option or such right, shall be null and void. Notwithstanding the foregoing, the Optionee may, with approval by the Board and in a form satisfactory to the Corporation, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

(b)            The Optionee has been advised and understands that the Option and the resulting Shares issuable upon its exercise, is intended to be registered on a Registration Statement on Form S-8, resulting in the securities issuable hereunder being registered under the Securities Act of 1933, as amended (the “Securities Act”). However, in the absence of such registration, the Optionee has been advised and understands that the Option has been issued in reliance upon exemptions from registration under the Securities Act and applicable state statutes; the Shares have not been registered under the Securities Act or applicable state statutes and must be held and may not be sold, transferred or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available, except as set forth herein; the Corporation is under no obligation to register the Option or the Shares under the Securities Act or the applicable state statutes; in the absence of such registration, the sale of the Shares may be practicably impossible; the Shares will bear a legend (on any certificate or book entry) in substantially the following form restricting the sale of the Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR BOOK ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AS SET FORTH IN A STOCK OPTION AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE RECORDS OF THE CORPORATION.

(c)            Regardless of whether the offering and sale of Shares have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Corporation at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) (“Restricted Stock”) if, in the judgment of the Corporation, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

12.           Shareholder’s Rights. This Option is non-transferable by the Optionee, except in the event of the Optionee’s death as provided in Section 16 hereof and during the Optionee’s lifetime is exercisable only by the Optionee. The Optionee shall have no rights as a shareholder with respect to any Shares covered by the Option until exercise of the Option pursuant to this Agreement and delivery to the Optionee of the Shares as provided herein.

13.           Right of First Refusal.

(a)             Notwithstanding anything to the contrary in the Certificate of Incorporation and the By-Laws of the Corporation, the Optionee shall not have a right of first refusal or preemptive right in relation with any sale of Shares in the Corporation.

(b)             Sale of Shares by the Optionee shall be subject to the right of first refusal of other shareholders as set forth in the Certificate of Incorporation and/or the By-Laws of the Corporation, to the extent applicable.

(c)             The Corporation may refuse to approve the transfer of Shares to any competitor of the Corporation or to any other person or entity the Corporation determines, in its discretion, may be detrimental to the Corporation.

14.           Termination of Continuous Service. In the event an Optionee’s Continuous Service terminates (other than upon the Optionee’s death or Disability or as a result of termination for Cause), and unless otherwise specified in this Agreement, the Optionee may exercise the Option (to the extent that the Optionee was entitled to exercise the Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three (3) months following the termination of the Optionee’s Continuous Service, or (b) the expiration of the term of the Option as set forth in Section 5 of this Agreement. If, after termination of Continuous Service, the Optionee does not exercise his Option within the time periods specified in this Section 14, the Option shall terminate. If such exercise of the Option following termination of Continuous Services as provided in this section would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option and (ii) the expiration of three (3) months after the termination of the Optionee’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

15.           Disability of Optionee. In the event that the Optionee’s Continuous Service terminates as a result of the Optionee’s Disability, the Optionee may exercise his Option (to the extent that the Optionee was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date twelve (12) months following such termination or (b) the expiration of the term of the Option as set forth in this Agreement. If, after termination, the Optionee does not exercise his Option within the time specified herein, the Option shall terminate.

16.           Death of Optionee. Unless otherwise provided in this Agreement, in the event (a) the Optionee’s Continuous Service terminates as a result of the Optionee’s death or (b) the Optionee dies within three (3) months after the termination of the Optionee’s Continuous Service, then the Option may be exercised (to the extent the Optionee was entitled to exercise such Option as of the date of death) by the Optionee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionee’s death pursuant to Section 11(a), but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death or (ii) the expiration of the term of the Option as set forth in this Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

17.           Termination of Continuous Service for Cause. Notwithstanding anything herein to the contrary, in the event of termination of Optionee’s employment with the Corporation or any of its Affiliates, or if applicable, the termination of services given to the Corporation or any of its Affiliates as a consultant, contractor or as a member of the board of the Corporation or any of its Affiliates for Cause, all outstanding Option awards granted to the Optionee hereunder (whether vested or not) will immediately expire and terminate on the date of such termination and the Optionee shall not have any right in connection to the outstanding Option, unless otherwise determined by the Corporation.

18.           Compliance with Laws. Notwithstanding the foregoing, in no event shall the Optionee be permitted to exercise an Option in a manner that the Corporation determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange, inter-dealer quotation system or other recognized securities quotation system on which the securities of the Corporation are listed, quoted or traded.

19.           Investment Assurances. The Corporation may require the Optionee, as a condition of exercising or acquiring Shares under this Agreement: (a) to give assurances satisfactory to the Corporation as to the Optionee’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Corporation who is knowledgeable and experienced in financial and business matters and that the Optionee is capable of evaluating, alone or together with the Optionee’s representative, the merits and risks of exercising the Option; and (b) to give assurances satisfactory to the Corporation stating that the Optionee is acquiring Shares subject to the Option for the Optionee’s own account and not with any present intention of selling or otherwise distributing the Shares. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the Shares upon the exercise of the Option has been registered under a then currently effective registration statement under the Securities Act or (ii) as to any particular requirement, a determination is made by counsel for the Corporation that such requirement need not be met in the circumstances under the then applicable securities laws. The Corporation may, upon advice of counsel to the Corporation, place legends on stock certificates as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Shares.

20.           Withholding Obligations. The Corporation or any Affiliate may take such action as it may deem necessary or appropriate, in its discretion, for the purpose of or in connection with withholding of any taxes that the Corporation or Affiliate is required by any applicable law to withhold in connection with the Option (collectively, “Withholding Obligations”). Such actions may include, without limitation: (a) requiring the Optionee to remit to the Corporation in cash an amount sufficient to satisfy such Withholding Obligations; (b) subject to applicable law, allowing the Optionee to provide shares to the Corporation, in an amount that at such time, reflects a value that the Corporation determines to be sufficient to satisfy such Withholding Obligations; (c) withholding Shares otherwise issuable upon the exercise of the Option at a value that is determined by the Corporation to be sufficient to satisfy such Withholding Obligations; or (d) any combination of the foregoing. The Corporation shall not be obligated to allow the exercise of the Option by or on behalf of the Optionee until all withholding tax consequences arising from the exercise of the Option are resolved in a manner acceptable to the Corporation.

21.           Conditions on Delivery of Stock. The Corporation will not be obligated to deliver any Shares pursuant to this Agreement or to remove restrictions from Shares previously issued or delivered under this Agreement until (a) all conditions of this Agreement have been met or removed to the satisfaction of the Corporation, (b) in the opinion of the Corporation’s counsel, all other legal matters in connection with the issuance and delivery of the Shares have been satisfied, including any applicable securities laws and regulations and any applicable rules and regulations of a national exchange or other recognized securities quotation system (such as the Nasdaq Stock Market/OTC Bulletin Board/OTCQB Market), on which the Shares are listed or admitted to trading and (c) the Optionee has executed and delivered to the Corporation such representations or agreements as the Corporation may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

22.           Tax Consequences.

(a)             Any tax consequences arising from the grant, exercise or settlement of the Option, from the payment for Shares covered thereby or from any other event or act (of the Corporation and/or its Affiliates, or the Optionee) hereunder shall be borne solely by the Optionee. The Corporation and/or its Affiliates shall withhold taxes according to the requirements under the applicable laws, rules and regulations, including withholding taxes at the source. Furthermore, the Optionee shall agree to indemnify the Corporation and/or its Affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. It is the intention of the Corporation that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code.

(b)             The Corporation shall not be required to release any share certificate or register the Shares in book entry form to the Optionee until all required payments have been fully made.

23.           Rounding Conventions. The Corporation may, in its sole discretion and taking into account any requirements of the Code, determine the effect of any adjustments on Shares and may provide that no fractional Shares will be issued (rounding up or down as determined by the Corporation).

24.           Amendment of Award. The Corporation at any time, and from time to time, may amend the term of this Agreement; provided, however, that the rights under the Agreement shall not be impaired by any such amendment unless (a) the Corporation requests the consent of the Optionee and (b) the Optionee consents in writing (such consent to not be unreasonably withheld or delayed).

25.           Notices. Any notice to be given to the Corporation shall be addressed to the Corporation in care of its Secretary at its principal office, and any notice to be given to the Optionee shall be addressed to him or her at the address given beneath his or her signature hereto or at such other address as the Optionee may hereafter designate in writing to the Corporation. Notice may be given by e-mail.

26.           Corporate Policies. This Option shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time, in accordance with applicable law.

27.           Choice of Law. This Agreement and all documents evidencing awards and all other related documents will be governed by, and construed in accordance with, the laws of the State of Delaware; provided that the tax treatment and the tax rules and regulations applying to a grant in any specific jurisdiction shall be the local tax laws of such jurisdiction in addition to the Federal income tax laws of the U.S.

28.           No Guaranty. It is understood and agreed that nothing contained in this Agreement, nor any action taken by the Board, shall confer upon the Optionee any right with respect to the continuation of services by the Optionee to the Corporation or any Affiliate, nor interfere in any way with the right of the Corporation or an Affiliate to terminate the Optionee’s services at any time.

29.           Headings. The headings in this Agreement are for the purpose of reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

30.           Severability. If it is determined that any provision of this Agreement is invalid and unenforceable, the remaining provisions of this Agreement, as applicable, will continue in effect.

31.           Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall, for all purposes, be deemed to be an original and all of which together shall constitute one (1) agreement. Facsimile signatures and those transmitted by mail or other electronic means shall have the same effect as originals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DARIOHEALTH CORP.

By:
Name:
Title:

OPTIONEE

By:
Name:
Address:

EXHIBIT A

Stock Option Schedule

In accordance with the Agreement, of which this Schedule is a part (which together, constitute the “Option Agreement”), the Corporation hereby grants to <<Name>> (the “Optionee”) the following Option to purchase Shares of stock.

Grant Date:	<<GrantDate>>
Shares Granted:	<<Shares>>
Exercise Price:	<<ExercisePrice>>

Vesting Schedule:

Vesting Date	Percentage of Total Option
Shares Subject to Exercise

	Incremental	Cumulative
	Amount	Amount
<<Vest1>>[1]	<<Vest1_I>>	<<Vest1_C>>
<<Vest2>>	<<Vest2_I>>	<<Vest2_C>>
<<Vest3>>	<<Vest3_I>>	<<Vest3_C>>
<<Vest4>>	<<Vest4_I>>	<<Vest4_C>>
<<Vest5>>	<<Vest5_I>>	<<Vest5_C>>

1[This would be a phrase like “On or after February 20, 2023”]

EXHIBIT B

Exercise Form

To: DarioHealth Corp.	Dated: ________________________

The undersigned, pursuant to the provisions set forth in the Agreement, dated as of the Grant Date identified therein, a copy of which is attached hereto, hereby irrevocably elects to purchase _______ Shares of common stock covered by the Option. The undersigned [check as applicable]:

☐ herewith makes payment of [$________] representing the full Exercise Price for such Shares at the price per Share provided for in such Agreement. Such payment takes the form of lawful money of the United States or delivery of Shares of the Corporation’s common stock in accordance with the terms of the Agreement.

OR

☐ elects that the Corporation withhold Shares as provided in Section 6 of such Agreement [NTD: To be modified at the time of exercise consistent with Section 6] .

Signature

Print Name

Address